News Release

SECURITY FEDERAL CORPORATION ANNOUNCES ANNUAL AND FISCAL
FOURTH QUARTER EARNINGS

Aiken, South Carolina (May 15, 2009) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings for its fiscal year and for the fourth quarter of its fiscal year both ending March 31, 2009.  The Company reported net income available to common shareholders of $2.18 million or $0.87 per common share (basic) for its fiscal year ended March 31, 2009, compared to net income available to common shareholders of $4.28 million or $1.66 per common share (basic) for its prior fiscal year ended March 31, 2008.  Net income available to common shareholders for the quarter ended March 31, 2009 was $132,000 or $0.05 per common share (basic) compared to $1.02 million or $0.40 per common share (basic) for the quarter ended March 31, 2008.

Net income in both periods was significantly impacted by management’s decision to increase the allowance for loan losses through additional charges to the provision for loan losses. For the quarter and year ended March 31, 2009, charges to the provision for loan losses were $1.80 million and $2.83 million, respectively compared to $445,000 and $895,000 for the same periods in the previous year. The increase in the provision during both periods reflected the Company’s concern for the condition of the local and national economy coupled with overall growth in its loan portfolio and an increase in non-performing assets. Non-performing assets, which consist of non-accrual loans and repossessed assets, increased $8.12 million to $14.91 million at March 31, 2009 from $6.79 million at March 31, 2008. Despite this increase, non-performing assets comprised less than 2% of total assets at March 31, 2009 and March 31, 2008, respectively. The Company also maintained relatively low and stable trends related to net charge-offs. Net charge-offs as a percent of gross loans were 0.11% for the year ended March 31, 2009 compared to 0.02% for the year ended March 31, 2008. Management of the Bank continues to be concerned about current market conditions and closely monitors the loan portfolio on an ongoing basis to proactively identify any potential problem loans. The allowance represented 1.64% of total loans as of March 31, 2009 compared to 1.53% as of March 31, 2008.

Net interest income increased $2.46 million or 12.24% to $22.55 million for the year ended March 31, 2009 compared to $20.09 million for the previous year. The increase in net interest income was a result of an increase in average interest bearing assets, which was offset by a decrease in the Company’s net interest margin. The precipitous decline in interest rates during the year combined with the Bank’s efforts to maintain competitive deposit rates within its primary market areas resulted in a six basis point decrease in net interest margin to 2.63% for the year ended March 31, 2009 compared to 2.69% in the previous year.

Net interest margin for the quarter ended March 31, 2009 improved when compared to previous quarters. For the three months ended March 31, 2009, net interest margin increased 25 basis points to 2.81% up from 2.56% for the quarter ended March 31, 2008. As a result, net interest income increased $1.50 million or 30.07% to $6.47 million for the three months ended March 31, 2009 compared to $4.97 million for the three months ended March 31, 2008.

Non-interest income for the current quarter was $1.29 million compared to $1.35 million for the comparable quarter in 2008. For the year ended March 31, 2009, non-interest income was $4.50 million, an increase of $7,000 or 0.16% when compared to $4.49 million for the same period in the prior year. General and administrative expenses increased $995,000 or 22.81% to $5.36 million for the three months ended March 31, 2009 and $3.18 million or 18.34% to $20.50 million for the year ended March 31, 2009 compared to $4.36 million and $17.32 million, respectively, for the same periods in the previous year. The increases in both periods were the result of increased personnel and property costs related to the Bank’s recent expansion into two new market areas: Richland County in South Carolina and Columbia County in Georgia.

Total assets at March 31, 2009 were $984.66 million compared to $840.03 million at March 31, 2008, an increase of 17.22% for the year.  Net loans receivable increased $93.16 million or 17.99% to $611.09 million at March 31, 2009 from $517.93 million at March 31, 2008.  Total deposits were $671.71 million at March 31, 2009 compared to $590.85 million at March 31, 2008, an increase of 13.69%.  Federal Home Loan Bank advances, other borrowings, and subordinated debentures increased $44.04 million or 22.45% to $240.21 million at March 31, 2009 from $196.17 million at March 31, 2008.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs; changes in general economic conditions, either nationally or in our market area, that are worse than expected; changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; an adverse change in the residential or commercial real estate market; our ability to manage loan delinquency rates; results of examinations by the bank regulatory authorities; our ability to control operating costs and expenses; our ability to retain key members of our senior management team; costs and effects of any litigation; increased competitive pressures among  financial services companies; changes in consumer spending, borrowing, and savings habits; legislative or regulatory changes that adversely affect our business; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; the inability of key third-party providers to perform their obligations to us; changes in accounting policies and principles; war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ending March 31, 2008, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Forward-looking statements are effective only as of the date that they are made and the Company assumes no obligation to update this information.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

	INCOME STATEMENT HIGHLIGHTS
	(In Thousands, except for Earnings per Common Share)

	Quarter Ended March 31,			Year Ended March 31,
	2009		2008	2009	2008
Total interest income	$12,438		$12,342	$48,867	$49,632

Total interest expense	5,971		7,370	26,321	29,544

Net interest income	6,467		4,972	22,546	20,088

Provision for loan losses	1,800		445	2,825	895

Net interest income after
provision for loan losses	4,667		4,527	19,721	19,193

Non-interest income	1,294		1,351	4,496	4,489

Non-interest expense	5,357		4,362	20,499	17,322

Income before income taxes	604		1,516	3,718	6,360

Provision for income taxes	227		501	1,265	2,080

Net income	$377		1,015	$2,453	4,280

Preferred stock dividends	225		-	252	-
Accretion of preferred stock
to redemption value	20		-	20	-

Net income available to
common shareholders	$132		$1,015	$2,181	$4,280

Earnings per common share (basic)	$0.05		$0.40	$0.87	$1.66

	BALANCE SHEET HIGHLIGHTS
	(In Thousands, except for Book Value per Common Share and Ratios)

		March 31, 2009		March 31, 2008
Total assets		$984,662		$840,030

Cash and cash equivalents		6,562		10,539

Total loans receivable, net		611,090		517,932

Investment and mortgage-backed securities		314,099		264,312

Deposits		671,714		590,850

Borrowings		240,209		196,173

Shareholders' equity		67,092		47,496

Book value per common share		$19.95		$18.76

Total risk based capital ratio (1)		10.93%		10.60%

Non performing loans		12,920		6,019

Non performing loans to total assets		1.31%		0.72%

Allowance as a percentage of gross loans		1.64%		1.53%

(1)- This ratio is calculated using Bank only information and not consolidated information